PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	NOVEMBER 7, 2013
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

Harris & Harris Group Notes CordenPharma's Acquisition

of Ancora's Carbohydrate Synthesis Platform and Corporate Name

Harris & Harris Group, Inc. (NASDAQ: TINY), an investor in transformative companies enabled by disruptive science, notes CordenPharma's acquisition of Ancora Pharmaceuticals' carbohydrate synthesis technology platform and the use of the corporate name of Ancora Pharmaceuticals. Ancora's technology and chemistry research facilities complement CordenPharma’s capabilities in the manufacture and supply of high-quality complex synthetic molecules.

As a result of the acquisition, Ancora’s extensive know-how and historical expertise in carbohydrate synthesis will be merged with CordenPharma’s process development, scale-up and cGMP manufacturing capabilities. This acquisition is a key step in CordenPharma’s strategy to become the leading global supplier of synthetic carbohydrates for all applications, including glycoconjugate vaccine antigens, immunomodulatory therapeutics, tissue targeting/drug delivery motifs, nutraceuticals, analytical reagents and standards, diagnostic reagents, and defined content for glycomics research.

Together, Ancora and CordenPharma are now equipped to provide carbohydrate synthesis and production needs from early-stage discovery research through to commercial cGMP manufacturing at any scale. Both CordenPharma and Ancora will serve customers out of Ancora’s Woburn, MA, facility, with newly expanded capabilities for seamless transition to large scale cGMP manufacturing at CordenPharma’s facilities in the United States and Europe.  While the Ancora brand will remain, inquiries will be evaluated and handled in coordination with CordenPharma in an effort to comprehensively cover all aspects from chemistry development to large-scale GMP manufacturing. CordenPharma's press release can be viewed at http://cordenpharma.com/cordenpharma-acquires-ancora-pharmaceuticals/.

"We are excited for Ancora to join CordenPharma, which will expand Ancora’s chemistry expertise into an organization that can provide scale and cGMP manufacturing of complex synthetic carbohydrates," said Dr. Misti Ushio, Executive Vice President and Managing Director of Harris & Harris Group and Chairperson of Ancora Pharmaceuticals.

The remaining assets of Ancora will be maintained under the corporate name SynGlyco, Inc.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and on Facebook at www.facebook.com/harrisharrisvc.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com, www.Facebook.com, and www.cordenpharma.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.